EXHIBIT 12.1

                   SUPERMARKETS GENERAL HOLDINGS CORPORATION
                   STATEMENTS REGARDING COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
                      (DOLLARS IN THOUSANDS EXCEPT RATIO)

                                                          FISCAL YEARS
                                   ----------------------------------------------------------
                                     1995        1994        1993         1992         1991
                                   --------    --------    ---------    ---------    --------
Income (loss) from continuing
operations before taxes.........   $ 48,944    $ 16,121    $ (36,819)   $(608,614)   $(255,618)
                                   --------    --------    ---------    ---------    --------
Fixed charges:
  Interest expense..............    170,969     170,848      190,110      197,773     216,508
  Interest portion of rental
expense(1)......................     15,861      16,563       15,194       12,630      15,911
                                   --------    --------    ---------    ---------    --------
        Total fixed charges.....    186,830     187,411      205,304      210,403     232,419
                                   --------    --------    ---------    ---------    --------
Adjusted income (loss) before
fixed charges...................   $235,774    $203,532    $ 168,845    $(398,211)   $(23,199)
                                   --------    --------    ---------    ---------    --------
                                   --------    --------    ---------    ---------    --------
Ratio of earnings to fixed
charges(2)......................       1.26x       1.09x          --           --          --
                                   --------    --------    ---------    ---------    --------
                                   --------    --------    ---------    ---------    --------
Deficiency in earnings available
  to cover fixed charges........   $     --    $     --    $  36,819    $ 608,614    $255,618
                                   --------    --------    ---------    ---------    --------
                                   --------    --------    ---------    ---------    --------

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(1) Represents the portion of rentals deemed representative of the interest included therein.

(2) For Fiscal 1995, the inclusion of preferred stock dividend requirements results in a ratio of earnings to fixed charges and preferred stocks dividends of 1.09x. For Fiscal 1994, the inclusion of preferred stock dividend requirements results in a deficiency in earnings available to cover fixed charges and preferred stock dividends of approximately $7.0 million.